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                               EXHIBIT 99.(a)(10)

             FORM OF E-MAIL CONFIRMATION OF ELECTION AND WITHDRAWAL

This is an automated confirmation message from the Lucent Exchange Offer Transaction Web Site on LUCID. Please do not reply to this message.

Your election choice is confirmed.

You have made the following election under the Lucent Stock Option Exchange Offer. Your election choice was ___.

This means that you have elected to exchange your eligible options with grant prices of $________ and higher. Your election choice includes any options granted to you after October 21, 2001.

This election choice replaces any previous election choice you may have made.

If you decide to change or withdraw your election choice, you must submit your election before the offer expires. You can change or withdraw your election at the following web site:

[web site link]

The offer expires at 11:59 p.m., Eastern Time on May 22, 2002, unless we extend the expiration of the offer. Your last properly completed and submitted election choice we receive before this offer expires will be binding and irrevocable.